UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   January 15 , 2004

BRIAZZ, INC.

(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311
(Jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 5.   Other Events

On January 15, 2004, Briazz, Inc. entered into an Amended and Restated Securities Purchase Agreement (the “Securities Purchase Agreement”) with DB Advisors, LLC, Flying Food Group, LLC, Dorsey & Whitney, LLP, and Victor Alhadeff, the Company’s Chairman, (collectively, the “Investors”) for a financing totalling$1.73 million, which includes $1.1 million of cash and $0.63 million of conversion of accounts payable. Pursuant to the Securities Purchase Agreement, the Company has agreed to sell a senior secured non-convertible two year notes in the amount of $365,000 and 467,464 shares of Series G convertible preferred stock to DB Advisors, LLC for cash proceeds of approximately $365,000. Additionally the Company’s Chairman Victor Alhadeff purchased a $235,000 senior secured non-convertible two year note and 301,088 shares of Series G convertible preferred stock for cash proceeds of approximately $235,000. In this same offering, Dorsey & Whitney LLP, the Company’s legal counsel agreed to convert $130,000 of its accounts receivable for legal services to a $130,000 senior secured non-convertible two year note and 23,964 shares of Series G convertible preferred stock. These notes have a maturity date of January 15, 2004.

Pursuant to the same Securities Purchase Agreement, the Company sold to Flying Food Group, LLC and DB Advisors, LLC each a $500,000 senior secured non-convertible note that matures on March 31, 2004 unless extended by either party at their option and 612 shares of Series G convertible preferred stock. Either party, upon mutual agreement with the Company, has the right to extend the maturity of such parties note to January 15, 2006. If and when either of these notes is extended the Company will issue an additional 640,000 shares of Series G convertible preferred stock for each note converted.

All notes discussed above will bear interest at one month LIBOR rate plus 1%, and are secured by a security interest in the Company’s assets. The Series G convertible preferred stock is convertible into shares of common stock at an exercise price of $0.10 per common share.

The Company anticipates it will need to obtain additional financing prior to the end of the first fiscal quarter of 2004. If it is unable to obtain financing on terms favorable to the Company, or at all, the Company may be required to restructure, reorganize or cease operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: January 20, 2004
/s/ Milton Liu
Milton Liu Chief Executive Officer